Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT is made as of the 21st day of June, 2019 by and among Monday.com Ltd., an Israeli company (the “Company”), the founder of the Company listed in Schedule A hereto (the “Founder”), each of the holders of the Series A Preferred Shares, with a nominal value NIS0.01 per share of the Company (the “Preferred A Shares”), listed in Schedule B hereto (the “Preferred A Investors”), each of the holders of Series B Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares, each with a nominal value NIS0.01 per share of the Company, as applicable (collectively, the “Preferred B Shares”), listed in Schedule C hereto (collectively, the “Preferred B Investors”), each of the holders of Series C Preferred Shares, with a nominal value NIS0.01 per share of the Company (the “Preferred C Shares”), listed in Schedule D hereto (the “Preferred C Investors”), each of the holders of Series D Preferred Shares, with a nominal value NIS0.01 per share of the Company (the “Preferred D Shares”), listed in Schedule E hereto (the “Preferred D Investors”) and each of the holders of Series E Preferred Shares, with a nominal value NIS0.01 per share of the Company (the “Preferred E Shares”), listed in Schedule F hereto (the “Preferred E Investors”, and collectively with the Preferred A Investors, the Preferred B Investors, the Preferred C Investors and the Preferred D Investors, the “Investors”).

W I T N E S S E T H:

WHEREAS, the Preferred A Investors hold Preferred A Shares of the Company, the Preferred B Investors hold Preferred B Shares of the Company, the Preferred C Investors hold Preferred C Shares of the Company and the Preferred D Investors hold Preferred D Shares of the Company and each of the Preferred A Investors, the Preferred B Investors, the Preferred C Investors and the Preferred D Investors possess certain information rights pursuant to and subject to the terms of an Amended and Restated Investors’ Rights Agreement dated as of May 24th, 2018 by and among the Company, the Founder (as defined therein) and such Preferred A Investors, Preferred B Investors, Preferred C Investors and Preferred D Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the Holders of at least 60% of the Preferred Registrable Securities (as such terms are defined under the Prior Agreement) (the “Requisite Parties”);

WHEREAS, the Requisite Parties desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, the Preferred E Investors are parties to the Share Purchase Agreement of even date herewith by and among the Company and such Preferred E Investors (the “Purchase Agreement”), which provides that as a condition to the closing of the sale of the Preferred Shares (as defined below), this Agreement must be executed and delivered by the Preferred E Investors and at least the Requisite Parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and further agree as follows:

1.                 Registration Rights. The Company covenants and agrees as follows:

1.1         Definitions. For purposes of this Section 1:

(a)          The term “Act” means the Securities Act of 1933, as amended.

(b)          The term “Form F-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC, including Form S-3.

(c)          The term “Founder” means Roy Man.

(d)          The term “Founder Registrable Securities” means (i) the Ordinary Shares outstanding and held by the Founder as of the date hereof, (ii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, and (iii) all Ordinary Shares that the Founder may hereafter purchase pursuant to his preemptive rights, rights of first offer or otherwise, or shares of Ordinary Shares issued on conversion or exercise of other securities so purchased; excluding in all cases, however, any Registrable Securities sold in a transaction in which rights under this Section 1 are not assigned.

(e)          The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(f)           The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares registered under the Act or the equivalent law of another jurisdiction.

(g)          The term “Initiating Holders” means Holders of a majority of the Preferred Registrable Securities, assuming for purposes of such determination the conversion and exercise of all securities convertible or exercisable into Preferred Registrable Securities.

(h)          The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(i)           The term “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j)           The term “Preferred Shares” shall mean the Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares and Preferred E Shares, collectively.

(k)          The term “Preferred Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares of the Company, (ii) all Ordinary Shares that the Investors may hereafter purchase pursuant to their preemptive rights, rights of first offer or otherwise, or shares of Ordinary Shares issued on conversion or exercise of other securities so purchased, and (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold in a transaction in which rights under this Section 1 are not assigned. The number of shares of “Registrable Securities” outstanding shall be determined by the number of Ordinary Shares outstanding and/or issuable pursuant to then exercisable or convertible securities, that are, Registrable Securities.

(l)           The term “Registrable Securities” means the Preferred Registrable Securities and the Founder Registrable Securities.

(m)         The term “SEC” means the Securities and Exchange Commission.

1.2         Request for Registration.

(a)          Subject to the conditions of this Section 1.2, if the Company shall receive at any time following the Lock-Up (as defined in Section 1.13) a written request from the Initiating Holders that the Company file a registration statement under the Act covering the registration of Registrable Securities (or if the Company shall receive such a request during the Lock-Up and the managing underwriter of the Company’s Initial Offering, in its sole discretion, gives its written consent to the Company’s compliance with such request), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use reasonable best efforts to effect, as soon as practicable, the registration under the Act of all Preferred Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b)          If the Initiating Holders intend to distribute the Preferred Registrable Securities covered by their request by means of an underwritten public offering, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Preferred Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten public offering and the inclusion of such Holder’s Preferred Registrable Securities in the underwritten public offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Preferred Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwritten public offering shall be allocated to the Holders of such Preferred Registrable Securities on a pro rata basis based on the number of Preferred Registrable Securities held by all such Holders (including the Initiating Holders). Any Preferred Registrable Securities excluded or withdrawn from such underwritten public offering shall be withdrawn from the registration.

(c)          The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)             in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(ii)            after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective;

(iii)           if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Preferred Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than twenty five million US Dollars ($25,000,000);

(iv)           during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date that is the earlier of (A) one hundred and eighty (180) days following the effective date of the Initial Offering; and (B) ninety (90) days following the effective date of each other Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all best efforts to cause such registration statement to become effective; or

(v)            if the Company shall furnish to the Initiating Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Company’s Board of Directors (the ”Board”) stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) months period.

1.3         Company Registration.

(a)          If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company share option plan, a registration relating to a corporate reorganization or other transaction listed in Rule 145(a) of the Act or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after delivery of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use its reasonable best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)          Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c)          Underwriting Requirements. In connection with any underwritten public offering of shares of the Company’s share capital, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such offering unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) (which underwriter or underwriters shall be reasonably acceptable to the participating Holders) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares (including Registrable Securities) to be underwritten, the number of shares that may be included in the underwriting shall be allocated, (i) first, to the Company, (ii) second, to the Holders of Preferred Registrable Securities pro-rata, based on the total number of Preferred Registrable Securities then held by the Holders of Preferred Registrable Securities requesting to be included in such registration; provided, however, that the number of Preferred Registrable Securities to be included in such underwriting and registration shall not be below thirty percent (30%) (except for the Initial Offering in which the number of Preferred Registrable Securities may be reduced to zero) of the total amount of shares included in such registration; and (iii) third, to the Founder with respect to the number of Founder Registrable Securities that the Founder is requesting to be included in such registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For purposes of the second preceding sentence, concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members and shareholders of such Holder, or the estates and family members of any such partners, members and retired partners, retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4         Form F-3 Registration. In case the Company shall receive from the Initiating Holders a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Preferred Registrable Securities owned by such Holder or Holders, the Company shall:

(a)          within ten (10) days after receipt of any such request, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Preferred Registrable Securities; and

(b)          use its reasonable best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Preferred Registrable Securities as are specified in such request, together with all or such portion of the Preferred Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i)             if Form F-3 is not available for such offering by the Holders;

(ii)            if the Holders Preferred Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than fifteen million US Dollars ($15,000,000);

(iii)           if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) months period;

(iv)           if the Company has, within the twelve (12) months period preceding the date of such request, already effected two (2) registrations on Form F-3 for the Holders pursuant to this Section 1.4; or

(v)            in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)          Subject to the foregoing, the Company shall file a registration statement covering the Preferred Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5         Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to (i) one hundred and eighty (180) days, (ii) in the event of a Form F-3 registration, for a period of up to two hundred and seventy (270) days or, (iii) in either case, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)          prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)          furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)          use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)           notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)          cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)          provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i)           cause senior representatives of the Company to participate in any “road show” or “road shows” reasonably requested by any underwriter of an underwritten or “best efforts” offering of Registrable Securities; and

(j)           furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6         Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7         Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders holding a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders holding a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

1.8           Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9           Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)          To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (a “Holder Indemnitee”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any disclosure package filed with the SEC, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder Indemnitee promptly upon demand for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case to a Holder Indemnitee for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement by such Holder Indemnitee; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder Indemnitee, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder Indemnitee, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)          To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed), provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c)          Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action) involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9. No indemnifying party will consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)          If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall, subject to the limitation set forth in this Section 1.9(d), contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. Notwithstanding anything to the contrary contained herein, in no event shall the contribution obligation of any Holder set forth in this Section 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to the applicable registration statement, and (y) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 1.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 1.9(b), exceed the proceeds from the offering received by such Holder (net of any selling expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control against each Holder to the extent such Holder is party to the underwriting agreement.

(f)           The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10       Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act (“SEC Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)          make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

(b)          file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)          furnish to any Holder of Registrable Securities, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11       Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations and together with the transfer of the Registrable Securities pursuant to the Articles of Association of the Company then in effect) by a Holder of Registrable Securities to a transferee or assignee of such securities that is a Permitted Transferee (as such term is defined in the Company’s Articles of Association then in effect) of such Holder provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing, in a form reasonably satisfactory to the Company, to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12       Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Preferred Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13       “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or Founder, as the case may be, or are thereafter acquired by the Holder or Founder), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise (such period, as it may be reduced with the prior written consent of the managing underwriter, in its sole discretion, the “Lock-Up”). The foregoing provisions of this Section 1.13 shall apply only to the Company’s Initial Offering, shall not apply to (x) the sale of any shares to an underwriter pursuant to an underwriting agreement, or (y)(A) the transfer of any shares to another corporation, partnership, limited liability company or other business entity that is an affiliate of such Holder, or to any investment fund or other entity controlled or managed by or under common control with such Holder or affiliates of such Holder, or (B) as part of a distribution or transfer by such Holder to its stockholders, partners, members or other equity holders or to the estate of any such stockholders, partners, members or other equity holders, and (z) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that in the cases of (y) and (z) the transferee agrees to be bound in writing by the restrictions set forth herein, and shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In addition, at the underwriters’ request, each Holder and the Founder, shall enter into a lock-up agreement in customary form reflecting the foregoing. Notwithstanding the foregoing, any release of a Lock-Up by the underwriters shall only be effective if made on a pro rata basis, including with respect to management and employees, and any lock-up agreement with underwriters shall contain a clause to this effect.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction, including the Founder) until the end of such period.

To the extent that there shall be discretionary releases of shares from the Lock-Up, such discretionary releases of shares shall be allocated on a pro rata basis based on the number of shares of Ordinary Shares (including Ordinary Shares issuable upon the conversion of Preferred Shares) held by all shareholders that are subject to the Lock-Up.

1.14       Foreign Offerings. The provisions of this Section 1 shall apply, mutatis mutandis, to any registration of securities of the Company outside of the United States.

1.15       Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Offering and (ii) as to the Founder Registrable Securities, such earlier time at which the Founder is able to sell all Founder Registrable Securities held by him pursuant to Rule 144 promulgated under the Act within a three (3)-month period.

2.              Representations, Warranties and Covenants of the Company.

2.1         Delivery of Financial Statements. For as long as the Preferred Shares are outstanding, the Company shall deliver to each Investor or any transferee thereof (the “Eligible Investor”):

(a)          as soon as practicable, but in any event within seventy five (75) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, on consolidated and stand-alone basis, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company, and accompanied by an opinion of such accounting firm which opinion shall state that such balance sheet and income statement and statement of cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP;

(b)          as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited consolidated and standalone income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, and in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and United States dollar-denominated;

(c)          as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d)          as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e)          with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(f)           such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Eligible Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (f) to provide information that it deems in good faith to be a trade secret or similar confidential information of the Company or any affiliate thereof, unless a customary confidentiality undertaking is signed.

2.2         Inspection. The Company shall permit each Eligible Investor or, subject to customary confidentiality restrictions and undertakings, its authorized representatives, at the Eligible Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, during normal business hours following reasonable notice and as often as may be reasonably requested by the Eligible Investor.

2.3          Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the closing of the Initial Offering or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4          Directors and Officers Insurance. The Company shall obtain and maintain in effect via a broker and through an insurer approved in writing by the Investors and upon terms acceptable to the Investors directors and officers liability insurance policy in an aggregate amount of at least five million US Dollars ($5,000,000).

2.5          CFC Representations and Warranties.

(a)          Immediately after the Closing of the Purchase Agreement, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the shares held by the Investors.

(b)          No later than forty-five (45) days following the end of each of the Company’s taxable year, any time that there is a change in either the Company’s, or a Subsidiary of the Company’s, ownership structure, and at any other time reasonably requested by a Preferred C Investor, Preferred D Investor or Preferred E Investor (a “Preferred C/D/E Investor”), the Company shall supply each Preferred C/D/E Investor, upon its request, with all information that it has in its possession that may be reasonably necessary for an Investor to determine, (A) whether such Preferred C/D/E Investor, or one of its direct or indirect owners, is a “United States Shareholder” (as described in Section 951(b) of the Code) with respect to the Company or any Subsidiary of the Company, (B) whether the Company, or any subsidiary of the Company, is a CFC.

(c)          In the event that the Company is determined, by counsel, accountants for the majority of the Preferred C Investors, or accountants for the majority of the Preferred D Investors or accountants for the majority of the Preferred E Investors, to be a CFC with respect to the shares of the Company held by a Preferred C/D/E Investor, as applicable, the Company agrees (A) to use commercially reasonable efforts to avoid (I) generating “subpart F income” as such term is defined in Section 952 of the Code and the Treasury Regulations promulgated thereunder, and (II) investing in “United States property” as such term is defined in Section 956(c) of the Code and the Treasury Regulations promulgated thereunder.

2.6          PFIC Representations and Covenants. The Company represents, warrants and covenants to each Investor (and acknowledges that such Investor and its counsels are relying thereon) the following:

(a)          The Company will make its commercially reasonable efforts not to be at any time during the 2019 calendar year, a “passive foreign investment company” (or “PFIC”) within the meaning of Section 1297 of the Code. The Company shall use its commercially reasonable efforts to avoid and, use its commercially reasonable efforts to cause its subsidiaries to avoid, being a PFIC.

(b)          The Company shall provide, upon an Investor’s reasonable request, any information reasonably available to the Company and its affiliates which is reasonably requested by an Investor in order for the Investor to determine whether the Company is a PFIC. The Company will provide prompt written notice to the Investors if at any time the Company determines that it is a PFIC.

(c)          The Company shall provide any information reasonably available to the Company and its affiliates which is requested by an Investor in order for such Investor to make required filings with applicable taxing authorities including, without limitation, U.S. Internal Revenue Service filings on Form 8621.

(d)          Upon request of an Investor, the Company shall as soon as reasonably practicable, but in no event later than 60 days after the end of each U.S. taxable year of the Company, provide the Investor with a “PFIC Annual Information Statement” (within the meaning of U.S. Treasury Regulations Section 1.1295-1(g)), which shall be signed by the Company or an authorized representative of the Company and which shall set forth the following information:

(i)             the Investor’s pro rata share of the “ordinary earnings” and “net capital gain” (as defined in U.S. Treasury Regulations Section 1.1293-1(a)(2)) of the Company for such taxable year;

(ii)            the amount of cash and the fair market value of other property distributed or deemed distributed to the Subscriber by the Company during such taxable year; and

(iii)           a statement that the Company will permit the Investor to inspect and copy the Company’s permanent books of account, records, and such other documents as may be maintained by the Company to establish that the Company’s “ordinary earnings” and “net capital gain” are computed in accordance with U.S. federal income tax principles, and to verify these amounts and the Subscriber’s pro rata shares thereof.

2.7         Entity Classification Representation. The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the company is treated as corporation for United States federal income tax purposes.

3.              Miscellaneous.

3.1         Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2         Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Israel as applied to agreements among Israeli residents entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved by the competent court in Tel Aviv –Yafo, Israel, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

3.3         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4         Interpretation. The preamble and any schedules or exhibits to this Agreement form integral parts thereof. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Where the context requires, words importing the singular also import the plural, and vice versa, and words importing the whole also import any part thereof, and vice versa. Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

3.5         Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally, by courier, by facsimile, by electronic mail or by registered or certified mail, postage prepaid, addressed (i) in the case of the Company, to its principal office; (ii) in the case of any Investor or the Founder at the address of the Investor or Founder as set forth on the signature page hereto or such other address for the Investor or Founder as shall be designated in writing from time to time by the Investors or Founder with a copy (not constituting a notice), in relation to a notice to Sapphire Ventures Fund IV, L.P. or Sapphire Opportunity Fund, L.P., to (a) Goldfarb Seligman & Co., Law Offices, Ampa Tower, 98 Yigal Alon Street, Tel Aviv 6789141, Israel, Attn: Adv. Ashok J. Chandrasekhar, ashok.chandrasekhar@goldfarb.com; and (b) Adv. Jim Morrone, Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco California, Jim.morone@lw.com; in relation to the investment funds affiliated with Insight Venture Management, LLC, to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attn: Morgan D. Elwyn, Esq., melwyn@willkie.com; in relation to the investment funds affiliated with SG Growth Partners III Offshore AIV, LP and SG Growth Partners IV Offshore AIV, LP, to Herzog Fox & Neeman Law Office Asia House, 4 Weizmann St., Tel Aviv 6423904, Israel, Att: Adv. Yair Geva and Adv. Yael Hauser, Fax No. 972-3-6966464, gevay@hfn.co.il, hausery@hfn.co.il; and, in relation to a notice to the Company, to Attn: Adv. Alon Sahar and Adv. Efrat Ziv, Meitar Liquornik Geva Leshem Tal, Law Offices, 16 Abba Hillel Rd. Ramat Gan, Israel, asahar@meitar.com and efratz@meitar.com, and, (iii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices that are mailed shall be deemed received five (5) days after deposit in the mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent. Notices sent by electronic mail or facsimile (with electronic confirmation of delivery) shall be deemed received, if on a business day and during normal business hours of the recipient, then the same day, and otherwise on the first business day in the place of recipient.

3.6         Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7         Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders of at least 60% of the Preferred Registrable Securities. Notwithstanding the foregoing, (i) this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of any Holder hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of all other Holders hereunder, without also the written consent of such Holder, and (ii) Sections 2.5, 2.6 and 2.7 shall not be amended or terminated, and the observance of any term thereof may not be waived, without the written consent of each of the majority of the Preferred C Investors, the majority of the Preferred D Investors and the majority of the Preferred E Investors. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investors, the Founder, their future transferees and the Company.

3.8         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9         Aggregation of Shares. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10       Additional Parties. The parties hereto agree that subject to the prior written approval of the Holders holding at least 60% of the Preferred Registrable Securities, additional parties may be added as parties to this Agreement as Holders with respect to any or all of the securities of the Company purchased by them, and shall thereupon be deemed for all purposes a Holder hereunder. Any such additional party shall execute a counterpart of this Agreement, and upon execution by such additional party and by the Company, shall be considered a Holder for purposes of this Agreement and all terms and conditions of this Agreement shall apply to such additional party. The parties agree that the schedules hereto shall be updated automatically without any formal amendment to reflect the addition of any such additional party.

3.11       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.12       No “Bad Actor” Designees. Each person with the right to designate or participate in the designation of a director as specified in the Company’s Articles of Association as currently in effect hereby represents and warrants to the Company that, to such person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such person’s initial designee named therein, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each person with the right to designate or participate in the designation of a director as specified in the Company’s Articles of Association as currently in effect covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such person’s knowledge, is a Disqualified Designee and (B) that in the event such person becomes aware that any individual previously designated by any such person is or has become a Disqualified Designee, such person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the board of directors and designate a replacement designee who is not a Disqualified Designee.

[Signature Pages Follow Immediatley]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

MONDAY.COM LTD.

By:	/s/ Roy Mann
Name:	Roy Mann
Title:	CEO
Address: 52 Menachem Begin Rd., Tel Aviv
Email: Roy@monday.com

FOUNDER:

/s/ Roy Mann
ROY MAN

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

IG AGGREGATOR, L.P.		SONNIPE LIMITED
By: Insight Venture Associates X, L.P.,		By:	/s/ Dawn Harris
its general partner		Name:	Dawn Harris
By: Insight Venture Associates X, Ltd.,		Title:	Director - for and on behalf of Amber Management Limited
its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

SG GROWTH PARTNERS III OFFSHORE AIV, LP		SG GROWTH PARTNERS IV OFFSHORE AIV, LP
By: SGGP III, LLC its general partner		By: SGGP III, LLC its general partner
By:	/s/ Kenneth A. Fox	By:	/s/ Kenneth A. Fox
Name:	Kenneth A. Fox	Name:	Kenneth A. Fox
Title:	Managing Partner	Title:	Managing Partner

L1 CAPITAL VC DIRECT FUND		/s/ David Zerach
By:	/s/ Joel Arber	DAVID ZERAH
Name:	Joel Arber	Address: 33 Nurit St., Bazra, Israel
Title:	COO

/s/ Ishay Green		/s/ Aviad Eyal
ISHAY GREEN		AVIAD EYAL

INSIGHT VENTURE PARTNERS IX, L.P.		INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.

By: Insight Venture Associates IX, L.P.,		By:	Insight Venture Associates IX, L.P.,
its general partner			its general partner
By: Insight Venture Associates IX, Ltd.,		By:	Insight Venture Associates IX, Ltd.,
its general partner			its general partner

By:	/s/ Blair Flicker	By:	/s/ Blair Flicker
	Name: Blair Flicker		Name: Blair Flicker
	Title: Authorized Officer		Title: Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.		INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P.

By:	Insight Venture Associates IX, L.P.,	By:	Insight Venture Associates IX, L.P.,
	its general partner		its general partner
By:	Insight Venture Associates IX, Ltd.,	By:	Insight Venture Associates IX, Ltd.,
	its general partner		its general partner

By:	/s/ Blair Flicker	By:	/s/ Blair Flicker
	Name: Blair Flicker		Name: Blair Flicker
	Title: Authorized Officer		Title: Authorized Officer

SAPPHIRE VENTURES FUND IV, L.P.,		SAPPHIRE OPPORTUNITY FUND, L.P.,
a Delaware limited partnership		a Delaware limited partnership

By: Sapphire Ventures (GPE) IV, L.L.C.,		By: Sapphire Opportunity (GPE) I, L.L.C.,
a Delaware limited liability company		a Delaware limited liability company
its general partner		its general partner

By:	/s/ Nino Marakovic	By:	/s/ Nino Marakovic
Name:	Nino Marakovic	Name:	Nino Marakovic
Title:	Managing Member	Title:	Managing Member

By:	/s/ Rajeev Dham
Name:	Rajeev Dham
Title:	Authorized Signatory

HARBOURVEST FINANCE STREET L.P.		SMRS-TOPE LLC

By: HarbourVest Finance Street L.P., its General Partner		By: HVST-TOPE LLC, its Managing Member
By: HarbourVest GP LLC, its Managing Member		By: HarbourVest Partners, L.P, its Manager
By: HarbourVest Partners, LLC, its General Partner
By:	/s/ Peter B. Lipson	By:	/s/ Peter B. Lipson
Name:	Peter B. Lipson	Name:	Peter B. Lipson
Title:	Managing Director	Title:	Managing Director

HARBOURVEST/NYSTRS CO-INVEST FUND II L.P.		HARBOURVEST PARTNERS XI VENTURE FUND L.P.

By: HarbourVest/NYSTRS Associates II L.P., its General Partner		By: HarbourVest XI Associates L.P., its General Partner
By: HarbourVest/NYSTRS Associates II LLC, its General Partner		By: HarbourVest GP LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member		By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Peter B. Lipson	By:	/s/ Peter B. Lipson
Name:	Peter B. Lipson	Name:	Peter B. Lipson
Title:	Managing Director	Title:	Managing Director

HARBOURVEST PARTNERS XI VENTURE AIF L.P.		ICP M1, L.P.

By: HarbourVest Partners (Ireland) Limited, Its Alternative Investment Fund		By: its General Partner: ION CROSSOVER PARTNERS GP L.P.
Manager		By: ION Crossover Partners Fund Ltd., as general partner
By: HarbourVest Partners L.P., its Duly Appointed Investment Manager
By: HarbourVest Partners, LLC, its General Partner
By:	/s/ Peter B. Lipson	By:	/s/ Gilad Shany
Name:	Peter B. Lipson	Name:	Gilad Shany
Title:	Managing Director	Title:	Director

HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.		HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP

By: HL/NY Israel Investment Fund GP LLC, its General Partner		By: Hamilton Lane Co-Investment GP IV LLC, its General Partner
By:	/s/ Anthony Donofrio	By:	/s/ Anthony Donofrio
Name:	Anthony Donofrio	Name:	Anthony Donofrio
Title:	Authorized Person	Title:	Authorized Person

HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF- FUNDS SERIES		HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP

By: HL PMOF GP LLC, Its General Partner		By: HAMILTON LANE GP X LLC, its general partner
By:	/s/ Anthony Donofrio	By:	/s/ Anthony Donofrio
Name:	Anthony Donofrio	Name:	Anthony Donofrio
Title:	Authorized Person	Title:	Authorized Person

HL PRIVATE ASSETS HOLDINGS LP		TARRAGON MASTER FUND LP

By: HL GPA LLC, its General Partner		By: Tarragon GP LLC, its General Partner
By:	/s/ Anthony Donofrio	By:	/s/ Anthony Donofrio
Name:	Anthony Donofrio	Name:	Anthony Donofrio
Title:	Authorized Person	Title:	Authorized Person

VINTAGE CO-INVESTMENT FUND II (CAYMAN), L.P.,

VINTAGE CO-INVESTMENT FUND II (ISRAEL), L.P.,

VINTAGE OPPORTUNITY FUND L.P.
By:	/s/ Alan Feld & Abe Finkelstein
Name:	Alan Feld / Abe Finkelstein
Title:	Partners

AMENDMENT TO THE

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Amendment”) is entered into as of April 27, 2021, by and among monday.com Ltd., a company incorporated under the laws of the State of Israel (the “Company”), the Founders (as defined herein), and the shareholders undersigned below (the Company, the Founders and the undersigned shareholders, together, the “Parties”).

Capitalized terms used herein and not otherwise defined shall gave the meaning ascribed to them in the IRA (as defined below).

WHEREAS,	the Company and certain shareholders thereof have entered into that certain Amended and Restated Investors’ Rights Agreement, dated June 21, 2019 (the “IRA”); and

WHEREAS, the IRA may be amended, and any provision therein waived, with the written consent of the Company and the Holders of at least 60% of the Preferred Registrable Securities (as such terms are defined in the IRA) (the “Requisite Parties”); and

WHEREAS, the undersigned shareholders, constituting the Requisite Parties, wish to amend the IRA as set forth herein.

NOW, THEREFORE, the Parties agree to amend the IRA effective as of the date hereof, as follows:

1.	The definition of the term “Founder” in Section 1.1(c) shall be replaced in its entirety with the following:

“The term “Founder” means each of Roy Mann and Eran Zinman.”

2.	The definition of the term “Preferred Registrable Securities” in Section 1.1(k) shall be replaced in its entirety with the following:

“The term “Preferred Registrable Securities” means, (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares of the Company, (ii) all Ordinary Shares that the Investors currently own and/or may hereafter purchase prior to the Company’s Initial Offering pursuant to their preemptive rights, rights of first offer or otherwise, or Ordinary Shares issued prior to the Company’s Initial Offering on conversion or exercise of other securities so purchased, and (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold in a transaction in which rights under this Section 1 are not assigned. The number of shares of “Registrable Securities” outstanding shall be determined by the number of Ordinary Shares outstanding and/or issuable pursuant to then exercisable or convertible securities, that are, Registrable Securities.”

3.	Sections 1.3(a) and 1.3(c) shall be replaced in their entirety with the following:

1.3    “Company Registration.

(a)       If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares or other securities under the Act in connection with the public offering of such securities (other than (i) in connection with the Company’s Initial Offering or (ii) a registration relating solely to the sale of securities to participants in a Company share option plan, a registration relating to a corporate reorganization or other transaction listed in Rule 145(a) of the Act or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities (the “Excluded Securities”)), the Company shall, at such time, promptly give each Holder written notice of such registration. Except for the Excluded Securities, upon the written request of each Holder given within twenty (20) days after delivery of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3, use its reasonable best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.”

(c)       “Underwriting Requirements. In connection with any underwritten public offering of shares of the Company’s share capital, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such offering unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) (which underwriter or underwriters shall be reasonably acceptable to the participating Holders) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares (including Registrable Securities) to be underwritten, the number of shares that may be included in the underwriting shall be allocated, (i) first, to the Company, (ii) second, to the Holders of Preferred Registrable Securities pro-rata, based on the total number of Preferred Registrable Securities then held by the Holders of Preferred Registrable Securities requesting to be included in such registration; provided, however, that the number of Preferred Registrable Securities to be included in such underwriting and registration shall not be below thirty percent (30%) of the total amount of shares included in such registration; and (iii) third, to the Founder with respect to the number of Founder Registrable Securities that the Founder is requesting to be included in such registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For purposes of the second preceding sentence, concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members and shareholders of such Holder, or the estates and family members of any such partners, members and retired partners, retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.”

4.	Section 1.15 shall be replaced in its entirety with the following:

“Termination of Registration Rights. The rights of any Founder provided in this Section 1, shall terminate upon such time as Rule 144 of the Securities Act or another similar exemption under the Securities Act is available for such Founder for the sale of all of its Registrable Securities without any volume limitations (the “Rule 144 Termination Date”); and the rights of any Holder (other than the Founders) provided in this Section 1, shall terminate upon the earlier of (i) five (5) years following the completion of the Initial Offering, and (ii) the Rule 144 Termination Date.”

5.	Schedule A shall be amended to include, in addition to Roy Mann, Eran Zinman.

6.	Except as otherwise amended and supplemented hereby, the provisions of the IRA shall remain unchanged and in full force and effect.

7.	This Amendment shall be deemed for all intents and purposes as an integral part of the IRA.

8.	Notwithstanding the fact that the signature pages hereto may name one or more parties who have not executed this Amendment, this Amendment will be a valid and effective agreement, and will be binding on all parties to the IRA in accordance with the terms of Section 3.7 thereof when it has been executed by the Requisite Parties.

9.	This Amendment may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement.

- Signature Pages Follow Immediately -

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Amended and Restated Investors’ Rights Agreement as of the first date written above.

COMPANY:

MONDAY.COM LTD.

By:
Name:
Title:

FOUNDER

/s/ Roy Mann
ROY MANN

FOUNDER

ERAN ZINMAN

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Amended and Restated Investors’ Rights Agreement as of the first date written above.

INVESTORS:

IG AGGREGATOR, L.P.		SONNIPE LIMITED
By: Insight Venture Associates X, L.P.,		By:	/s/ Dawn Harris
its general partner		Name:	Dawn Harris
By: Insight Venture Associates X, Ltd.,		Title:	Director - for and on behalf of Amber Management Limited
its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

STRIPES III OFFSHORE AIV, LP		STRIPES IV OFFSHORE AIV, LP
By: its general partner: /s/ Kenneth A. Fox		By: its general partner:/s/ Kenneth A. Fox
Name:	Kenneth A. Fox	Name:	Kenneth A. Fox
Title:	Managing Partner	Title:	Managing Partner

ISHAY GREEN

L1 CAPITAL VC DIRECT FUND		DAVID ZERAH
Name:
Title:

GRACE SOFTWARE CROSS FUND HOLDINGS, L.P.		/s/ Aviad Eyal
AVIAD EYAL
By: Grace Holdings II GP, LLC, its general partner
By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS IX, L.P.			INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.

By:	Insight Venture Associates IX, L.P.,
	its general partner		By:	Insight Venture Associates IX, L.P.,
By:	Insight Venture Associates IX, Ltd.,			its general partner
	its general partner		By:	Insight Venture Associates IX, Ltd.,
its general partner
By:	/s/ Blair Flicker
	Name:	Blair Flicker	By:	/s/ Blair Flicker
	Title:	Authorized Officer		Name:	Blair Flicker
				Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.			INSIGHT VENTURE PARTNERS IX (CO- INVESTORS), L.P.

By:	Insight Venture Associates IX, L.P.,		By:	Insight Venture Associates IX, L.P.,
	its general partner			its general partner
By:	Insight Venture Associates IX, Ltd.,		By:	Insight Venture Associates IX, Ltd.,
	its general partner			its general partner

By:	/s/ Blair Flicker		By:	/s/ Blair Flicker
	Name:	Blair Flicker		Name:	Blair Flicker
	Title:	Authorized Officer		Title:	Authorized Officer

SAPPHIRE VENTURES FUND IV, L.P.,
a Delaware limited partnership

By: Sapphire Ventures (GPE) IV, L.L.C.,
a Delaware limited liability company
its general partner

By:	/s/ Nino Marakovic
Name:	Nino Marakovic
Title:	Managing Member

By:	/s/ Rajeev Dham
Name:	Rajeev Dham
Title:	Authorized Signatory

SAPPHIRE OPPORTUNITY FUND, L.P.,
a Delaware limited partnership

By: Sapphire Opportunity (GPE) I, L.L.C.,
a Delaware limited liability company
its general partner
By:	/s/ Nino Marakovic
Name:	Nino Marakovic
Title:	Managing Member

HARBOURVEST FINANCE STREET L.P.		SMRS-TOPE LLC

By: HVST-TOPE LLC, its Managing Member
By: HarbourVest Finance Street L.P., its General Partner		By: HarbourVest Partners, L.P, its Manager
By: HarbourVest GP LLC, its Managing Member		By: HarbourVest Partners, LLC, its General Partner
By:	/s/ Peter B. Lipson	By:	/s/ Peter B. Lipson
Name:	Peter B. Lipson	Name:	Peter B. Lipson
Title:	Managing Director	Title:	Managing Director

HARBOURVEST/NYSTRS CO-INVEST FUND II L.P.		HARBOURVEST PARTNERS XI VENTURE FUND L.P.

By: HarbourVest/NYSTRS Associates II L.P., its General Partner		By: HarbourVest XI Associates L.P., its General Partner
By: HarbourVest/NYSTRS Associates II LLC, its General Partner		By: HarbourVest GP LLC, its General Partner By: HarbourVest Partners, LLC, its Managing Member
By: HarbourVest Partners, LLC, its Managing Member
By:		By:
Name:		Name:
Title:		Title:

HARBOURVEST PARTNERS XI VENTURE AIF L.P.		ICP M1, L.P.

By: its General Partner: ION CROSSOVER PARTNERS GP L.P.
By: HarbourVest Partners (Ireland) Limited, Its Alternative Investment Fund Manager		By: ION Crossover Partners Fund Ltd., as general partner
By: HarbourVest Partners L.P., its Duly Appointed Investment Manager
By: HarbourVest Partners, LLC, its General Partner
By:		By:
Name:		Name:
Title:		Title:

HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.	HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP

By: HL/NY Israel Investment Fund GP LLC, its General Partner	By:	Hamilton Lane Co-Investment GP IV LLC, its General Partner

By:	By:
Name:	Name:
Title:	Title:

HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP
HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES

By: HL PMOF GP LLC, Its General Partner	By: HAMILTON LANE GP X LLC, its general partner

By:	By:
Name:	Name:
Title:	Title:

HL PRIVATE ASSETS HOLDINGS LP	TARRAGON MASTER FUND LP

By: HL GPA LLC, its General Partner	By: Tarragon GP LLC, its General Partner
By:	By:
Name:	Name:
Title:	Title:

GL-OP-1, L.P.
By:
Name:
Title:
VINTAGE CO-INVESTMENT FUND II (CAYMAN), L.P.,

VINTAGE CO-INVESTMENT FUND II (ISRAEL), L.P.,

VINTAGE OPPORTUNITY FUND L.P.	GRACE SOFTWARE CROSS FUND HOLDINGS, L.P.

	By:	Grace Holdings II GP, LLC, its general partner
By:	By:
Name:	Name:
Title:	Title: